Exhibit 99.1

JOINT FILING AGREEMENT

This Joint Filing Agreement, dated as of May 11, 2026, is by and among Megan Greuling, Brent Beason, Lebda Family Holdings, LLC, the Estate of Douglas R. Lebda, Richard Balot and Steven D. Lockshin (the foregoing are collectively referred to herein as the “Filers”).

Each of the Filers may be required to file with the United States Securities and Exchange Commission a statement on Schedule 13G and/or 13D with respect to the common stock, $0.01 par value per share of LendingTree, Inc. beneficially owned by them from time to time.

Pursuant to and in accordance with Rule 13(d)(1)(k) promulgated under the Securities Exchange Act of 1934, as amended, the Filers hereby agree to file a single statement on Schedule 13G and/or 13D (and any amendments thereto) on behalf of each of such parties, and hereby further agree to file this Joint Filing Agreement as an exhibit to such statement, as required by such rule.

This Joint Filing Agreement may be terminated by any of the Filers upon one week’s prior written notice or such lesser period of notice as the Filers may mutually agree.

Executed and delivered as of the date first above written.

/s/ Megan Grueling
Megan Greuling

/s/ Mario Brent Beason
Marion Brent Beason

Lebda Family Holdings, LLC

/s/ Richard Balot
By: Richard Balot, Manager

Estate of Douglas R. Lebda

/s/ Megan Greuling
By: Megan Greuling, co-executor

/s/ Marion Brent Beason
By: Marion Brent Beason, co-executor

/s/ Richard Balot
Richard Balot

/s/ Steven D. Lockshin
Steven D. Lockshin